UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Addition Materials

☐	Soliciting Material Pursuant to §240.14a-12

Acme United Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Acme United Corporation

55 Walls Drive

Fairfield, Connecticut 06824

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, APRIL 20, 2020

The following Notice of Change of Location relates to the proxy statement (the “Proxy Statement”) of Acme United Corporation (the “Company”), dated March 19, 2020, being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, April 20, 2020. This supplement is being filed with the Securities and Exchange Commission and made available to shareholders on or about March 20, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE OF LOCATION

OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 20, 2020

To the Shareholders of ACME UNITED CORPORATION:

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support and protect the health and well-being of our partners and shareholders, NOTICE IS HEREBY GIVEN that the location of the Company’s 2020 Annual Meeting of Shareholders has been changed and will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.

As previously announced, the Annual Meeting will be held on Monday, April 20, 2020 at 11:00 a.m. Eastern Time. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/ACU2020, stockholders must enter the control number found on their proxy card.

If you were a shareholder as of the close of business on March 6, 2020 and have your control number, you may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website during the meeting. The control number can be found on the proxy card you received with the proxy statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. We would encourage you to send your proxies in as early as possible to avoid coronavirus-related processing delays.

By Order of the Board of Directors,

Paul G. Driscoll

Vice President and Chief Financial Officer, Secretary and Treasurer